For Further Information Contact:

First Internet Bancorp

Paula Deemer

(317) 428-4628

investors@firstib.com

First Internet Bancorp Announces Quarterly Dividend

INDIANAPOLIS, IN – December 17, 2013 – The Board of Directors of First Internet Bancorp (NASDAQ: INBK) has declared a cash dividend for the fourth quarter of 2013 of $0.06 per common share. The dividend is payable on January 15, 2014 to shareholders of record at the close of business on December 31, 2013.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company’s results of operations, financial condition and other factors considered relevant by the board.

About First Internet Bancorp
First Internet Bancorp (NASDAQ: INBK) is the parent company of First Internet Bank of Indiana (www.firstib.com), a premier provider of online retail and business banking services nationwide. First Internet Bank opened for business in 1999. The Bancorp became the parent of the Bank effective March 21, 2006.

About First Internet Bank of Indiana
First Internet Bank of Indiana is the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, home equity loans and lines of credit, and commercial loans. This year, First Internet Bank was named one of the Best Places to Work in Indiana by the Indiana Chamber of Commerce, one of the Best Banks to Work For by American Banker Magazine, and the top Online Originator by Mortgage Technology. The Bank is a wholly owned subsidiary of First Internet Bancorp.

Safe Harbor Statement

This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the SEC. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

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